Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Receives Extension to Regain Compliance With

NASDAQ Listing Requirements

CORAL GABLES, FL, June 25, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, announced today that it has received a letter from The Nasdaq Stock Market (“Nasdaq”) on June 25, 2013, granting a 180-day extension period in which to regain compliance with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum closing bid price of at least $1.00 per share.

As previously announced, the Company received a Nasdaq Deficiency Letter, dated December 24, 2012, indicating the Company was not in compliance with the Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq provided the Company with an initial period of 180 calendar days in which to regain compliance. This initial period expired on June 24, 2013. The extension granted today provides an additional 180 calendar days, or until December 23, 2013, for the Company to meet the minimum closing bid price requirement of at least $1.00 per share for at least ten consecutive trading days.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder, Tourette Syndrome, and movement disorders associated with the treatment of Parkinson’s Disease.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether Catalyst will regain compliance with the Nasdaq listing standards, as well as those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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